KPMG LLP 4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 March 15, 2010 EXHIBIT 16.1
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Select Comfort Corporation and, under the date of February 25, 2010, we reported on the consolidated financial statements of Select Comfort Corporation as of and for the years ended January 2, 2010 and January 3, 2009.  On March 9, 2010, we were dismissed. We have read Select Comfort Corporation’s statements included under Item 4.01 of its Form 8-K dated March 15, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Select Comfort Corporation's statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Select Comfort Corporation's consolidated financial statements and we are not in a position to agree or disagree with Select Comfort Corporation’s statement that the Audit Committee engaged Deloitte & Touche LLP.

Very truly yours, /s/ KPMG LLP

  KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.